Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
DaVita Inc.:
We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333‑213119, No. 333-190434, No. 333-169467, No. 333-158220, No. 333-144097, No. 333-86550, and No. 333-30736), and on Form S-4 (No. 333-182572) and on Forms S-3 (No. 333-203394, No. 333-196630, No. 333-183285, and No. 333-169690) of DaVita Inc. of our reports dated February 22, 2019 with respect to the consolidated balance sheets of DaVita Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II - Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of DaVita Inc. Our report includes an explanatory paragraph that described the change in the Company’s method of accounting for revenue recognition in 2018, as discussed in Notes 1 and 2 to the consolidated financial statements, due to the adoption of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 606 Revenue from Contracts with Customers.
/s/ KPMG LLP

Seattle, Washington
February 22, 2019